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                                                                    EXHIBIT 99.1



                        PLANET POLYMER TECHNOLOGIES, INC.

                            2000 STOCK INCENTIVE PLAN


        1. Purpose of the Plan. PLANET POLYMER TECHNOLOGIES, INC., a California corporation (the "Company"), hereby establishes the 2000 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, if any, and its shareholders by providing persons with substantial responsibility for the Company's success with an entrepreneurial incentive to: (a) provide high levels of performance; (b) undertake extraordinary efforts to increase the earnings of the Company; (c) increase their proprietary interest in the Company; and (d) remain in the employ of the Company.

        2. Definitions. As set forth in this Plan and any Plan Agreement, the following terms shall have the meanings set forth below:

               2.1 "Administrator" means the Board or any of its Committees appointed pursuant to Section 3 of the Plan.

               2.2 "Award" means an Option, Stock Bonus and/or SAR granted pursuant to this Plan.

               2.3 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               2.4 "Committee" shall mean the Employee Stock Option Plan Committee, which shall be the Board of Directors of the Company, unless the Board of Directors appoints by resolution, which may be amended from time to time, a committee of at least two of its members to act as the Committee pursuant to this Plan.

               2.5 "Company" shall mean PLANET POLYMER TECHNOLOGIES, INC., a California corporation and any corporate successor to all or substantially all of the assets or voting stock of the Company.

               2.6 "Consultant" means any person who is engaged by the Company or any parent or subsidiary to render consulting or advisory services and is compensated for such services, which shall not include any member of the Company's Board of Directors.

               2.7 "Employee" shall mean a full-time employee or officer of the Company, or any Subsidiary of the Company, or both.

               2.8 "Fair Market Value" per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                      2.8.1 If the Common Stock is at the time traded on the NASDAQ SmallCap Market, then the fair market value shall be the 4:00 p.m. closing price per share of



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Common Stock on the date in question, as such prices is reported by the National
Association of Securities Dealers. If there is no 4:00 p.m. closing price for the Common Stock on the date in question, then the fair market value shall be the 4:00 p.m. closing price on the last receiving date for which such quotation exists.

                      2.8.2 If the Common Stock is at the time is listed on any stock exchange, then the fair market value shall be the 4:00 p.m. closing price per share of Common Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite of transaction on such exchange.

               2.9 "Incentive Stock Option" or "ISO" shall mean an Option granted pursuant to this Plan which qualifies as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

               2.10 "Misconduct" shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure of confidential information or trade secrets of the Company and any other adverse act that materially affects the Company.

               2.11 "Non-Qualified Stock Option" or "NQSO" shall mean any Option which is not an ISO.

               2.12 "Option" shall mean a right to purchase Stock, which right is granted pursuant to this Plan.

               2.13 "Option Price" shall mean the purchase price for Stock under an Option as determined herein.

               2.14 "Participant" shall mean an Employee, Consultant or other person rendering services to the Company to whom an Award is granted under this Plan.

               2.15 "Plan" shall mean this PLANET POLYMER TECHNOLOGIES, INC. 2000 Stock Incentive Plan.

               2.16 "Plan Agreement" shall mean an agreement with respect to an Award granted pursuant to this Plan.

               2.17 "1995 Plan" means the Stock Option Plan adopted May 3, 1995.

               2.18 "Service" means when a Participant continues to render periodic services to the Company or any parent or subsidiary corporation as an Employee or as otherwise provided in a written agreement between the Participant and the Company.

               2.19 "Stock Appreciation Right" or "SAR" means as defined in
Section 9.



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               2.20 "Stock Bonus" means a bonus paid in shares of Common Stock of the Company pursuant to this Plan. "Stock Bonus Program" means any issuance of a Stock Bonus pursuant to this Plan.


               2.21 "Subsidiary" shall mean a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

        3. Administration of the Plan.

               3.1 This Plan shall be administered by the Committee. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and at such places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made, if at a meeting at which a quorum is present, by not less than a majority of the members present, or if by written consent to action, by not less than a majority of its members. The Committee may appoint a Secretary to keep minutes of its meetings and, subject to the Bylaws of the Company and resolutions of the Board of Directors, shall make such rules and regulations for the conduct of its business as it shall deem advisable.

               3.2 Subject to the provisions of the Plan, the Committee shall have plenary authority, in its discretion to: (a) determine the Employees, Directors and Consultants of the Company and its Subsidiaries who shall be Participants and to whom Awards may be granted; (b) determine the time or times at which Awards shall be granted; (c) determine the Fair Market Value of the shares of Stock subject to each Awards; (d) determine the time or times when each Option shall become exercisable and the duration of the exercise period;
(e) determine the types of Options, whether they be ISO's or NQSO's, to be granted; (f) determine the number of shares of Stock to be subject to each Award; (g) to determine any conditions or restrictions imposed on Stock acquired pursuant to any Award (including, but not limited to, repurchase rights, forfeiture restrictions and restrictions on transferability); (h) interpret the Plan and prescribe, amend and rescind rules and regulations relating to the Plan (the Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or any Plan Agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective); (i) determine the terms and provisions, and amendments thereto, of each Plan Agreement (which need not be the same as any other Plan Agreement), including such terms and provisions as may be necessary to conform to any changes in the law applicable thereto; and (j) make all determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the foregoing matters shall be final and binding on all parties who have an interest in the Plan or any outstanding option thereunder.

               3.3 The Committee shall use its best efforts to cause the Plan to comply with the provisions of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules of the California Commissioner of Corporations as in effect from time to time, to the extent applicable to the Plan. To the extent applicable, all of the members of the Committee shall be "disinterested persons" as provided in Rule 16b-3 promulgated pursuant to the 1934 Act, as amended from time to time, and/or "outside directors" as defined under Section 162(m) of the Code and the regulations thereunder, as amended from time to time.



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        4. Eligibility of Participants. The Committee may grant Awards to any
Employee, Director or Consultant; provided, however, no Director shall be a Participant if Sections 16(a) and 16(b) of the 1934 Act apply to grants under the Plan and inclusion of such Director would cause the Plan not to comply with the provisions of Rule 16b-3, as amended from time to time. Awards may be awarded by the Committee at any time and from time to time to new Participants, previous Participants and/or present Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants. In selecting Participants, the Committee may take into account the nature of the services rendered by each person, his or her present and potential contributions to the Company's success, and such other factors as the Committee shall from time to time in its sole discretion deem relevant. At the time of the grant of each Option under this Plan, the Committee shall determine whether such Option is to be designated as an ISO or as an NQSO. Each such designation shall be specified in the Plan Agreement relating thereto. If an Option is designated as an ISO, then the provisions of Section 8 hereinbelow shall be applicable to such Option and the eligibility of each Participant therein.

        5. Shares of Stock Subject to the Plan.

               5.1 Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to Five Hundred Thousand (500,000) plus shares available under the 1995 Plan, subject to adjustment from time to time in accordance with the provisions of this Section 5.

               5.2 Should one or more outstanding Options under this Plan and/or the 1995 Plan expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of Section 13), then the shares subject to the portion of each Option not so exercised shall be available for subsequent issuance under the Plan. Should the exercise price of an outstanding Option under the Plan be paid with shares of Common Stock, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the holder of such Option.

               5.3 Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change effecting the outstanding Common Stock as a class without the Company's receipt of consideration, then appropriate adjustments shall be made to: (i) the maximum number and/or class of securities issuable under the Plan; and (ii) the number and/or class of securities and price per share in affect under each Option outstanding under the Plan. Such adjustments to the outstanding Options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Options. The adjustments determined by the Committee shall be final, binding and conclusive.



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        6. Award Terms. Awards granted under the Plan shall be authorized by action of the Committee and shall be evidenced by one or more instruments in the form approved by the Committee consistent with this Plan.

        7. Option Awards.

               7.1 Option Prices. The Fair Market Value of Common Stock subject to an Award granted under the Plan and the Option Price for each Option shall be determined by the Board of Directors or the Committee and specified in the respective Plan Agreement, but in no event for any ISO shall the Option Price be less than Fair Market Value of the Stock on the date such Option is granted. Fair Market Value as determined by the Board of Directors or the Committee shall be binding on the Company and upon each Participant.

               7.2 Payment Terms. Full payment of the exercise price shall become immediately due upon exercise of the Option and shall be payable in one or more of the forms specified below:

                      7.2.1 Cash or check made payable to the Company's order;

                      7.2.2 Shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date;

                      7.2.3 Through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions to: (i) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company in connection with such purchase; and (ii) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction; or

                      7.2.4 Such other payments as may be approved by the Board of Directors or Committee.

        Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

               7.3 Exercise and Term of Options. Each Option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Committee and set forth in the documents evidencing such Award. No Option shall have a maximum term in excess of ten (10) years. Options granted under the Plan may be assigned in whole or in part during the Participant's lifetime to one or more members of the Participant's family or to a trust established exclusively for one or more such family members or to Participant's former spouse, to the extent such assignment is in connection with the Participant's estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons



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who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate. Options granted under the Plan shall also be assignable or transferable by will or the law of inheritance following the Participant's death. Notwithstanding the foregoing, the Participant may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Options under the Plan, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant's death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the applicable agreement evidencing each such transferred Option, including, without limitation, the limited time period during which the Option may be exercised following the Participant's death.

               7.4 Effect of Termination of Service.

                      7.4.1 The following provisions shall govern the exercise of any Option and/or SAR Award held by the Participant at the time of cessation of Service or death:

                             (a) Any Award outstanding at the time of the
Participant's cessation of Service for any reason shall remain exercisable for such limited period of time thereafter as shall be determined by the Committee and set forth in the documents evidencing the Award, but no such Award shall be exercisable after the expiration of the Award term and in no event shall an ISO be exercisable more than ninety (90) days after the date of termination of Service.

                             (b) Any Award exercisable in whole or in part by
the Participant at the time of death may be subsequently exercised by the personal representative of the Participant's estate or by the person or persons to whom the Award is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution; provided in no event shall an ISO be exercisable more than ninety (90) days after the date of termination of Service.

                             (c) During the applicable post-service exercise
period, the Award may not be exercised in the aggregate for more than the number of shares for which the Award is exercisable on the date of the Participant's cessation of Service. Upon the expiration of the applicable post-Service exercise period or (if earlier) upon the expiration of the Award term, the Award shall terminate and cease to be outstanding for any otherwise exercisable shares for which the Award has not been exercised. However, the Award shall, immediately upon the Participant's cessation of service, terminate and cease to be outstanding for any and all shares for which the Award is not otherwise at that time exercisable.

                             (d) Should the Participant's Service be terminated
for Misconduct, then all outstanding Awards held by the Participant shall terminate immediately and cease to be outstanding.

                      7.4.2. The Committee shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding to:



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                               (a) Extend the period of time for which the Award
is to remain exercisable following Participant's cessation of Service or death from the limited period otherwise in effect for that Award to such greater period of time as the Committee shall deem appropriate, but in no event beyond the expiration of the Award term; and/or

                               (b) Permit the Award to be exercised, during the
applicable post-Service exercise period, not only with respect to the number of shares of Common Stock for which such Award is exercisable at the time of the Participant's cessation of Service but also with respect to one or more additional installments for which the Award would have become exercisable had the Participant continued in Service.

                   7.5 Shareholder Rights. A Participant shall have none of the rights of shareholder with respect to any Option shares until such person shall have exercised the Option and paid the Option Price for the purchased shares.

                   7.6 Repurchase Rights. The Committee shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Participant cease service while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the documents evidencing such repurchase right.

        8. ISO's.

               8.1 Eligibility. An ISO may only be granted to a full-time Employee.

               8.2 Ten Percent Shareholder. No ISO may be granted to an Employee who, at the time of such grant, owns capital stock constituting more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless at the time of such grant the Option Price is fixed at not less than one hundred ten percent (110%) of the Fair Market Value of the Stock and exercise of such Option is prohibited by its terms after the expiration of five (5) years from the date such Option is granted.

               8.3 Dollar Limitation. The aggregate Fair Market Value (determined at the time of grant) of the Stock for which any Participant may be granted Options designated as ISO's, which are exercisable for the first time by a Participant during any calendar year, shall not exceed One Hundred Thousand Dollars ($100,000). In the event that a Participant has been granted Options to acquire Stock with an aggregate Fair Market Value of One Hundred Thousand Dollars ($100,000) exercisable for the first time in any calendar year, any further Options granted to such Participant that are also first exercisable by his or her in such year shall be NQSO's.

        9. SAR Awards.

               9.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees, Consultants and Directors to whom Stock



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Appreciation Rights ("SARs") shall be granted, the number of shares to be covered by each SAR award, and the conditions and limitations applicable to the exercise thereof. SARs shall have a grant price equal to the Fair Market Value of the related shares on the day of the award.

               9.2 Exercise in Payment. A SAR shall entitle the Participant to receive an amount equal to the Fair Market Value of a Share on the date of exercise of the SAR over the per share grant price thereof multiplied by the number of shares subject to the SAR Award. The Committee shall determine whether an SAR shall be settled in cash, shares or a combination of cash and shares.

               9.3 Other Terms and Conditions. Subject to the terms of the Plan, the Committee shall determine, at or after the grant of an SAR, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised prior to such determination as well as the SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

        10. Stock Bonus Awards. Shares of Common Stock may be issued under a Stock Bonus Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Bonus Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Bonus Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals.

               10.1 Purchase Price. The stipulated purchase price per share for purposes of determining compensation attributable to a Stock Bonus shall be fixed by the Committee, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

               10.2   Vesting Provisions.

                      10.2.1 Shares of Common Stock issued under the Stock Bonus Program may, in the discretion of the Committee, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Bonus Program shall be determined by the Committee and incorporated into the Stock Bonus Agreement. Shares of Common Stock may also be issued under the Stock Bonus Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals determined by the Committee. Upon the attainment of such performance goals, fully vested shares of Common Stock shall be issued in satisfaction of those share right awards.

                      10.2.2 Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of



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any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration shall be issued subject to
(i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Committee shall deem appropriate.

                      10.2.3 The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Bonus Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

                      10.2.4 Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Bonus Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Company shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of the outstanding purchase-money note of the Participant attributable to the surrendered shares.

                      10.2.5 The Committee may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant's Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment of non-attainment of the applicable performance objectives.

                      10.2.6 Outstanding share right awards under the Stock Bonus Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The Committee, however, shall have the discretionary authority to issue shares of Common Stock under one or more outstanding share right awards as to which the designated performance goals have not been attained.

          11. Reload Option Grant Program.

               11.1 The Committee shall have full power and authority, exercisable in its sole discretion at any time while any Option remains outstanding to incorporate a reload feature into that Option. To the extent an Option with such a reload feature is subsequently exercised through the delivery of previously-acquired shares of Common Stock in payment of the exercise price for the shares purchased under that Option, the Participant shall automatically be granted, at the time of such exercise, a new option (the "Reload Option") to purchase the number of shares of Common



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Stock so delivered. For purposes of this Agreement, the underlying Option with such a reload feature shall be referred to as the "Original Option."

               11.2 The Committee may, in its sole discretion, provide in the instrument evidencing the reload feature that no Reload Option shall be granted in the event the Original Option with such feature is exercised before a specified period of time has elapsed after the grant date of that Original Option.

               11.3 The reload feature and each Reload Option shall each be evidenced by instruments in such form as the Committee shall from time to time deem appropriate. However, the terms and provisions of each Reload Option shall be exactly the same as the terms and provisions of the Original Option to which such Reload Option relates, except to the extent otherwise indicated below.

               11.4 Unless the Committee specifies otherwise in the instrument evidencing the reload feature, the exercise price per share of the Common Stock purchasable under the Reload Option shall be equal to the Fair Market Value per share of Common Stock on the Reload Grant Date. The Committee shall specify in the instrument evidencing the reload feature the period of time which must elapse following the exercise of the Original Option before the Reload Option shall become exercisable. Once the period specified by the Committee has elapsed, the Reload Option shall become immediately exercisable for all of the shares of Common Stock at the time subject to that Reload Option.

               11.5 The exercise price shall become immediately due upon exercise of the Reload Option and shall be payable in the same form or forms in which the exercise price may be paid under the Original Option.

               11.6 In no event shall any additional Reload Option be granted in connection with the subsequent exercise of the Reload Option granted with respect to the Original Option, whether or not shares of Common Stock are delivered in payment of the exercise price of that Reload Option.

               11.7 The Reload Option shall have the same maximum option term and expiration date as the Original Option to which it relates, subject to earlier termination at the same time the Original Option may so terminate.

               11.8 The Holder of the Reload Option shall have none of the rights of a shareholder with respect to the shares covered by the Reload Option until such individual shall have exercised the Reload Option, paid the exercise price for the purchased shares and become the holder of record of those shares.

        12. Merger, Consolidation, Liquidation or Reorganization of the Company.

               12.1 In the event of any of the following transactions (a "Corporate Transaction"):

                      12.1.1 Merger or consolidation in which the Company is not the surviving



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entity, except for a transaction the principal purpose of which is to change the
State of the Company's incorporation;

                      12.1.2 The sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company;

                      12.1.3 Any reverse merger in which the Company is the surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the securities immediately prior to the merger; or

                      12.1.4 An acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of ownership of more than fifty percent (50%) of the Company's outstanding Common Stock, pursuant to a tender or exchange offer (other than a tender or exchange offer approved by the Board of Directors of the Company and the Board of Directors determines in its sole discretion shall not be considered a "Corporate Transaction");

                      12.1.5 All outstanding unexercised Awards granted under this Plan shall automatically and immediately vest and all unexercised Options and SARs shall become exercisable immediately prior to the specified effective date for the Corporate Transaction, unless, with the approval of the Board of Directors of the Company, the Options are assumed in connection with such Corporate Transaction or substitute options are granted as provided in the Plan or such Award is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on the shares of Common Stock for which the Award is not otherwise at that time vested or exercisable and provides for subsequent payout in accordance with the same vesting applicable to the Award. Upon consummation of the Corporate Transaction, all outstanding Options and any other unvested Awards under this Plan shall terminate and cease to be outstanding, unless assumed by the successor corporation or parent thereof.

               12.2 If an Award is to be assumed in connection with a Corporate Transaction or is otherwise to continue in effect, then it shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such Award immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided that the aggregate option price payable for such securities shall remain the same.

               12.3 The foregoing provisions of this Section 12 to the contrary notwithstanding, in the event that the Company is subject to a corporate merger, consolidation, separation, reorganization or liquidation, or by reason of the acquisition of property or stock of another corporation by the Company, or any of its Subsidiaries, and such transaction is a transaction pursuant to which
Section 424 of the Code applies, the Board of Directors may grant Options under the Plan in substitution for Options granted under plans of other employers. The Board of Directors may impose such terms and conditions upon the grant of any ISO under this Section as are necessary to ensure that the substitution will qualify under Section 424(a) of the Code and will



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not constitute a modification of the option under Section 424(h), even though such term or condition would otherwise be inconsistent with the provisions of this Plan. Options granted under the provisions of this Section may be granted at prices less than the Fair Market Value of the Stock on the date such Option is granted, so long as the ratio of that Option Price to the Fair Market Value of the Stock is no more favorable to the Participant than the ratio of the Option Price to the Fair Market Value of the Stock subject to the old Option immediately before such substitution. Except as otherwise expressly provided in the agreement setting forth the terms and conditions of such other Option, the provisions of the Plan shall govern any Options granted under this Section.

Nothing in this Section shall be deemed or authorized as a grant of Options under the Plan for a number of shares of Stock in excess of the number set forth in Section 5 hereinabove.

        13. Cancellation and Regrant of Options. The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, the cancellation of any or all outstanding options under the Plan and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than the Fair Market Value of the Common Stock on the new grant date.

        14. Amendment and Discontinuance of Plan. The Committee may from time to time alter or suspend and at any time discontinue the Plan. However, no action of the Committee may, without the approval of the shareholders of the Company, increase the maximum number of shares of Stock to be issued pursuant to this Plan (other than adjustment pursuant to the terms of Section 5 hereinabove), materially increase the benefits accruing to Participants under the Plan, modify the provisions of Section 4 hereof regarding eligibility, reduce the Option Price at which shares of Stock may be offered pursuant to Options (other than adjustment pursuant to terms of Section 5 hereinabove), or extend the expiration date of the Plan. No action of the Committee may impair a Participant's rights under any outstanding Option previously granted under the Plan, without the consent of the holder of such Option.

        15. Effective Date and Termination Date. The Plan and any amendment hereto requiring shareholder approval shall become effective upon the latter of:
(a) adoption by the Board of Directors, or if applicable, the Committee; and (b) approval by the shareholders of the Company; provided that such shareholder approval may be obtained within twelve (12) months of its adoption by the Board of Directors or the Committee, as applicable, and Options may be granted to Participants prior to shareholder approval of the Plan (provided, however, the exercisability of all such Options shall be conditioned upon such approval). The Plan shall remain in effect until terminated by the Board of Directors of the Company, but not later than ten years after the date the Plan was originally approved by the Board of Directors.

        For reference purposes, this Plan was originally adopted by the Board of Directors and approved by the Shareholders of the Company on May 1, 2000.



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

        The undersigned Secretary of the Company certifies that the foregoing is a true and correct copy of the Planet Polymer Technologies, Inc., 2000 Stock Incentive Plan.


DATED: May 1, 2000

                                        /s/ Joyce Fox
                                        ----------------------------------------
                                        Joyce Fox, Secretary



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